Exhibit 99.2

Appointment of Interim CEO Creates Audit Committee Opening

Saflink Receives Letter from Nasdaq Regarding Audit Committee Requirement

KIRKLAND, WA – (October 19, 2006) Saflink® Corporation (NASDAQ:SFLK) a leading provider of solutions for secure access, identity assurance and productivity announced today that as a result of the appointment of Steve Oyer, who has been serving as chairman of the audit committee, to the role of interim Chief Executive Officer, Saflink no longer is in compliance with Nasdaq’s audit committee requirements as set forth in Marketplace Rule 4350. Mr. Oyer’s new role negated his “independent” status, which is a requirement for serving on the audit committee.

Saflink received a letter from Nasdaq, dated October 11, 2006, confirming that Saflink was out of compliance with Rule 4350, but will be provided with a cure period to regain compliance through the appointment of a qualified candidate, from the current board or external candidates, no later than March 27, 2007.

Jon Engman, Saflink’s CFO commented, “The notice does not change Saflink’s filing or listing status at this time. We are confident that Saflink will be able to comply with Marketplace Rule 4350 during the cure period provided by Nasdaq.”

About Saflink

Saflink Corporation offers biometric security and smart card solutions that protect intellectual property, secure information and eliminate passwords. Saflink identity assurance management solutions allow administrators to verify the identity of users and control their access to computer networks, facilities and applications. Winner of seven awards in 2005, Saflink and its solutions have been recognized by organizations such as Frost & Sullivan and Software Magazine’s Software 500. For more information, please visit http://www.SAFlink.com or call 800-762-9595.

NOTE: “Saflink” is a registered trademark of Saflink Corporation. “Nasdaq” is a registered trademark of The NASDAQ Stock Market, Inc.

This release contains information about management’s view of Saflink’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For example, Saflink’s expected ability to regain compliance with the Nasdaq audit committee composition requirement. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors and are subject to certain assumptions, risks, uncertainties and changes in circumstances. If Saflink is unable to regain compliance with the Nasdaq audit committee composition requirement its stock will be delisted from the Nasdaq Capital Market. Other risks and uncertainties include, but are not limited to, risks and uncertainties associated with Saflink’s financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the security market, and those described in its most recent Quarterly Report on Form 10-Q and its most recent Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

Saflink PRESS CONTACT:

Sterling Communications

Katie James

(206) 388-5758

kjames@sterlingpr.com

Saflink INVESTOR RELATIONS CONTACT:

Investor Awareness, Inc.

Tony Schor

(847) 945-2222

tony@investorawareness.com